Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-124333) filed April 26, 2005, Form S-8 (No. 333-124335) filed April 26, 2005 and Form S-8 (No. 333-134158) filed May 16, 2006 of Imperial Tobacco Group PLC of our report dated February 2, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.  We also consent to the reference to us under the heading “Selected Financial Data” in this Form 20-F.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Bristol, United Kingdom

February 2, 2007